Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE APPOINTS MARCIA MASON GENERAL COUNSEL

Tom Heine Succeeds Her as Vice President, Human Resources

BELLEVUE, Wash., Aug. 1, 2012 – Esterline Corporation (NYSE: ESL), (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today announced it has appointed Marcia Mason to the position of Vice President and General Counsel. Mason, a former partner with the Seattle-based law firm Bogle & Gates, served as Esterline’s Vice President, Human Resources for the past 19 years.

Esterline Chief Executive Officer, Brad Lawrence, said, “With recent growth and international expansion of the business, the company decided that the role of internal corporate legal counsel was an important priority. We’re fortunate to have such a strong internal candidate with expertise in business and employment law as well as deep knowledge of our company.”

While at Bogle & Gates for 9 years, Mason’s practice focused on labor & employment law, providing legal advice and litigation services for clients in a variety of industries covering a broad range of subject matter, from contract and tax issues to maritime law and intellectual property. Mason holds a JD from the Northwestern University Law School and a political science degree from Portland State University.

Esterline was able to fill Mason’s former HR executive role with an internal candidate as well. Tom Heine, now Vice President Human Resources, is a 12-year Esterline veteran and most recently served as VP, Leadership & Organizational Development for the company.

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Heine has nearly 30 years of HR experience with companies including Honeywell Space & Aviation and CF&I Steel. He attended the US Naval Academy, holds a degree in English from Eastern Michigan University, and an MPA in Human Resource Management from the University of Colorado.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales approaching $2 billion, Esterline employs roughly 11,000 people worldwide.

Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit integration systems, secure communications systems, specialized medical equipment, and other high-end industrial applications.

The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.